Exhibit (a)(6)

NAVISTAR INTERNATIONAL CORPORATION 4201 WINFIELD ROAD, P. O. BOX 1488, WARRENVILLE, IL 60555
Media Contact:	Roy Wiley	630-753-2627
Investor Contact:	Heather Kos	630-753-2406
Web site:	www.nav-international.com
Media Contact:	Roy Wiley	630-753-2627
Investor Contract:	Heather Kos	630-753-2406
Web site:	www.nav-international.com

NYSE GRANTS NAVISTAR SIX MONTH ADDITIONAL TRADING PERIOD
TO COMPLETE REQUIRED FINANCIAL FILINGS WITH SEC

WARRENVILLE, Ill. – July 24, 2006 – Navistar International Corporation (NYSE: NAV), the nation’s largest combined commercial truck and mid-range diesel engine producer, announced today that the New York Stock Exchange has granted the company up to a six month additional trading period through February 1, 2007 to complete and file its fiscal 2005 annual report on Form 10-K with the Securities and Exchange Commission, subject to reassessment during this time frame.

At present, it is anticipated that all restated financial results and the filing of the fiscal 2005 Form 10-K will be completed shortly before the filing of the fiscal 2006 Form 10-K, which is due to be filed with the SEC before January 16, 2007. The targeted completion dates may change as the process of finalizing the financial statements proceeds.

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts and service sold under the International® brand. A wholly owned subsidiary offers financing services. Additional information is available at: www.nav-international.com.

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Forward Looking Statements

Information provided and statements contained in the presentation that are not purely historical are forward -looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of the presentation and the company assumes no obligation to update the information included in the presentation. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions , including the risk of continued delay in the completion of our financial statements and the consequences thereof, the availability of funds, either through cash on hand or the company’s other liquidity sources, to repay any amounts due should any of the company’s debt become accelerated, and decisions by suppliers and other vendors to restrict or eliminate customary trade and other credit terms for the company’s future orders and other services, which would require the company to pay cash and which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 8-K filed on April 12, 2006.